SERVICER'S CERTIFICATE

	The undersigned certifies that he is Executive Vice-President, Finance
	and Treasurer of Mitsubishi Motors Credit of America, Inc., a corporation
	in good standing under the laws of the state of its incorporation
	(the "Company"), and that as such he is duly authorized to execute and
	deliver this certificate on behalf of the company pursuant to
	Section 3.9 of the Sale and Servicing Agreement, dated as of November 1,
	2000, by and among the Company, as Servicer, MMCA Auto Receivables Trust,
	as Seller, and MMCA Auto Owner Trust 2000-2, as Issuer (the "Sale and
	Servicing Agreement") (all capitalized terms used herein without definition
	have the respective meanings specified in the Sale and Servicing Agreement),
	and further certifies that:

	(a)	The Servicer's report for the period from September 1, 2002
		through	September 30, 2002 attached to this certificate is
		complete and accurate and contains all information required by Section 3.9 of the Sale and Servicing Agreement, and

	(b)	As of the date hereof, no Event of servicing Termination or
		event that with notice or lapse of time or both would become an Event of Servicing Termination has occurred.

	IN WITNESS WHEREOF, I have affixed hereunto my signature this Ninth day of October 2002.



MITSUBISHI MOTORS CREDIT OF AMERICA, INC.


	/s/ Hideyuki Kitamura
By:	_______________________________
        Hideyuki Kitamura
	Executive V.P., Finance & Treasurer